Exhibit 10.1

[ACB Letterhead]

October 6, 2015

Dear Carol,

As we have discussed, given our upcoming transition to a public company, the Board and I believe we will need someone in your role as Chief Financial Officer with significant public company experience. Therefore, we will be severing your employment on December 31, 2015. We appreciate your willingness to extend your employment through the end of 2015 to assist as needed with the transition.

Your contributions to this organization are immeasurable. You have built a strong infrastructure which will sustain our growth and operational complexity. In consideration for your long-term employment with Atlantic Capital Bank (including Atlantic Capital Bancshares, Inc., herein the “Bank”), your significant role as an initial founder and investor, and, importantly, your execution and delivery of the general release attached as Exhibit A (the “Release”) to become irrevocable on or before January 15, 2016, we make the following offer to you:

•	We will pay to you the amount of $700,000, which is equal to 2.0 times the sum of your current base salary of $260,000 plus target bonus of $90,000. This cash severance payment will be paid in equal semi-monthly installments over a 24 month period commencing on January 15, 2016, and ending on December 31, 2017, less applicable tax withholdings.

•	We will also pay to you the additional amount of $146,250, which is equal to your current base salary times 56.25 percent, the highest bonus percentage in effect for the year of your separation. This payment will be made in a lump sum, less applicable tax withholdings, in February 2016 when 2015 annual bonuses are paid.

•	We will reimburse your COBRA premiums, if any, for employee-only medical insurance coverage for the period commencing on January 15, 2016, and ending on December 31, 2016.

•	You will have the right to exercise any and all stock options, restricted stock and other equity grants made to you by the Bank based on original maturity.

•	You will receive your 2013 long term incentive plan payout as earned in the first quarter of 2016 when (LTIP) awards are paid. All other long term incentive plan (“LTIP”) awards which are outstanding at January 1, 2016, will be paid at target (30%) level of performance over a 24 month period commencing on January 15, 2016 and ending on December 31, 2017, less applicable tax withholdings.

All payments to be made under this agreement are subject to the condition that you do not engage in any activity which harms the Bank in any material respect as described on the attached Exhibit B (a “Forfeiture Event”). If a Forfeiture Event occurs, you will forfeit any right to further payments or benefits under this agreement. By accepting any payment or benefit under this agreement, you represent that there has been no Forfeiture Event, and that the Bank has the right to recoup any payment or benefit provided to you after the date of the Forfeiture Event.

As stated, our offer is subject to you accepting the offer by signing and returning the Release and the Release becoming irrevocable on or before January 15, 2016. Note that this means that you will need to sign the Release no later than January 8, 2016. Finally, we will agree that you have accepted our offer as set forth in this letter if the Release as signed and returned to us becomes irrevocable on or before January 15, 2016.

Sincerely,

/s/ Douglas L. Williams

Douglas L. Williams

President and Chief Executive Officer

Atlantic Capital Bank

Enclosures

EXHIBIT A

GENERAL RELEASE

In consideration for the undertakings and promises set forth in the letter dated October 5, 2015 (the “Letter Agreement”) from Atlantic Capital Bank (the “Company”) which is attached to and incorporated by reference in this Release to Carol H. Tiarsmith (“Executive”), (on behalf of herself and her spouse, heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Atlantic Capital Bancshares, Inc., its current and former subsidiaries and affiliates (including the Company), and their respective current and former officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Released Persons”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Released Persons based upon facts occurring up to the time Executive executes this Release, whether presently known or unknown to, or suspected by, Executive, including, without limitation, any and all claims described below, other than any such claims Executive has or might have under the Letter Agreement:

(a) arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other benefits, and other terms and conditions of employment or employment practices of any of the Released Persons;

(b) arising out of or relating to the termination of Executive’s employment with the Company or the surrounding circumstances thereof;

(c) based on alleged discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), the Equal Pay Act, the Americans With Disabilities Act, or the Rehabilitation Act of 1973 (as any of these laws may have been amended) or any other labor, employment or anti-discrimination law under state, federal or local law;

(d) arising out of or in connection with the Employee Retirement Income Security Act of 1974, as amended, the Health Insurance Portability and Accountability Act, as amended, the Health Information Technology for Economic and Clinical Health Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or the Family Medical Leave Act, as amended;

(e) based on any contract, tort, whistleblower, personal injury, wrongful discharge theory, or other common law theory; or

(f) arising under any other written or oral agreements between Executive and any of the Released Persons (other than the Letter Agreement).

Except as otherwise set forth in this Release, Executive covenants not to sue or initiate any claims in any forum against any of the Released Persons on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against any of the Released Persons. Executive further covenants not to accept, recover or receive any monetary damages or any other form of individual relief which may arise out of or in connection with any administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local, or by any other person or entity, against any of the Released Persons with respect to any of the Released Claims.

Notwithstanding anything in this Release to the contrary, this Release does not waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Release, including any claims under the ADEA that may arise after Executive signs this Release, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law. Further, nothing in this Release shall prevent Executive from filing a complaint or charge with, or participating in any investigation or legal proceeding by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other governmental agency; however, Executive understands and agrees that Executive is waiving the right to any monetary or other individual recovery or relief in connection with any such complaint, charge, investigation, or legal proceeding.

If Executive breaches the above covenant not to sue, Executive shall pay all costs incurred by Released Persons (or each or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the cash or payments made to Executive as severance as set for in the Letter Agreement; provided, however, that Executive is not precluded from filing a charge or lawsuit under the ADEA that challenges the validity of this Release under the OWBPA. If Executive files a charge or lawsuit under the ADEA that is unsuccessful, the court may order Executive to pay attorney’s fees and/or costs incurred by Released Persons (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance and other benefits set forth in the Letter Agreement that Executive received for signing this Release shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

By signing this Release, Executive warrants and represents that:

(a) Executive has carefully read and fully understands the provisions of this Release;

(b) Executive understands that this Release is not, and shall not be construed as, an admission of any liability or wrongdoing by any of the Released Persons with respect to any of the Released Claims;

(c) Executive is hereby advised by Company to consult with an attorney before signing this Release;

(d) Executive understands that any discussions she may have had with counsel for any Released Person regarding her employment or this Release do not constitute legal advice to her and that she has retained, or had the opportunity to retain, her own independent counsel to render such advice;

(e) Executive understands that this Agreement FOREVER RELEASES all Released Persons to the extent set forth in this Release;

(f) In signing this Release, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE by any Released Person, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise;

(g) Executive agrees that this Release will be interpreted and enforced in accordance with Georgia law;

(h) Executive understands that this Release and the Letter Agreement constitute the entire agreement between Executive and the Company with respect to this subject matter hereof;

(i) Executive understands that she has twenty-one (21) calendar days from her initial receipt of this Release to consider whether or not to sign it; that she may do so earlier in Executive’s discretion; and that any modification or amendment of this Release, whether or not material, does not restart the running of this twenty-one (21) day period:

(j) Executive agrees to this Release knowingly, voluntarily and without intimidation, coercion or pressure; and

(k) The severance and other benefits set forth in the Letter Agreement constitute consideration for this Release to which Executive would not otherwise be entitled.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the Company’s Executive Vice President HR and Marketing at the offices of Company at 3280 Peachtree road, NE, Atlanta, Georgia 30305. Revocation can be made by hand delivery or facsimile (404-995-5810) before the expiration of such seven (7) calendar day period. This Release will not become effective until the eighth day after Executive signs it and does not exercise this right of revocation.

Finally, Executive agrees to make herself reasonably available upon reasonable notice and for reasonable compensation for her time and expenses to provide information or documents, to provide declarations or statements, to meet with attorneys or other representatives of the Company, to prepare for and give depositions or testimony and/or otherwise to cooperate in the investigation, defense or prosecution in connection with any matters, claims, disputes, negotiations, investigations, lawsuits, or administrative proceedings involving Atlantic Capital Bancshares, Inc., the Company or any of their current or former affiliates or subsidiaries.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

Carol H. Tiarsmith “Executive”

Dated: , 201

EXHIBIT B

“Forfeiture Event”

For purposes of this Exhibit B to the letter agreement dated October 6, 2015 between the Bank and Carol Tiarsmith (“Tiarsmith”), the term “Forfeiture Event” shall be any one or more than one of the following:

§ 1. Confidential Information and Trade Secrets.

(a) To the extent that the Confidential Information (as defined in § 1(c)) rises to the level of a trade secret under applicable law, then Tiarsmith shall, for so long as the Confidential Information remains a trade secret under applicable law (or for the maximum period of time otherwise allowed by applicable law) have a Forfeiture Event if she (i) fails to protect and maintain the confidentiality of such trade secrets or (ii) discloses, copies, or uses any such trade secrets without the Bank’s prior written consent.

(b) To the extent that the Confidential Information (as defined in § 1(c) does not rise to the level of a trade secret under applicable law, Tiarsmith shall have a Forfeiture Event during the period of one year following her termination of employment (i) if Tiarsmith fails to protect and maintain the confidentiality of the Confidential Information or (ii) discloses, copies, or uses any Confidential Information without the Bank’s prior written consent.

(c) During Tiarsmith’s employment by the Bank, the Bank has disclosed to Tiarsmith for use in her employment, and Tiarsmith has been provided access to and otherwise will make use of, acquire, create, or add to certain valuable, unique, proprietary, and secret information of the Bank (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and contractors, financial information of customers of the Bank, and other proprietary documents, materials, or information indigenous to the Bank, relating to its businesses and activities, or the manner in which the Bank does business, which is valuable to the Bank in conducting its business because the information is kept confidential and is not generally known to the Bank’s competitors or to the general public (“Confidential Information”); provided, however, Confidential Information shall not include information generally known or easily obtained from public sources or public records, unless Tiarsmith causes the Confidential Information to become generally known or easily obtained from public sources or public records.

§ 2. Return of Property of the Bank. Upon termination of a Tiarsmith’s employment or at any other time upon request of the Bank, the Tiarsmith shall have a Forfeiture Event if he or she fails to immediately return to the Bank all property of the Bank (including, without limitation, all documents, electronic files, records, computer disks or other tangible or intangible things that may or may not relate to or otherwise comprise Confidential Information or trade secrets (as defined by applicable law) that Tiarsmith created, used, possessed or maintained while working for the Bank from whatever source and whenever created, including all reproductions or excerpts thereof. This § 2 does not apply to purely personal documents of Tiarsmith, but it does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks and their contents and like information that may contain some personal matters of Tiarsmith.

§ 3. Non-Solicitation of Customers. Tiarsmith shall have a Forfeiture Event if, for a period of twelve (12) months following her employment termination, Tiarsmith, directly or indirectly, contacts, solicits, diverts, appropriates, or calls upon, with the intent of doing business with, the customers or clients of the Bank with whom Tiarsmith has had material contact during the last year of the Tiarsmith’s employment with the Bank, including prospects of the Bank with whom the Tiarsmith had such contact during such last year of the Tiarsmith’s employment, if the purpose of such activity is either (a) to solicit such customers or clients or prospective customers or clients for a Competitive Business (as defined in § 4 of this Exhibit B), including, without limitation, any Competitive Business started by Tiarsmith or (b) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Bank.

§ 4. Competitive Business. A “Competitive Business” for purposes of this Exhibit B is an enterprise that is in the business of offering banking products and/or services, which services and/or products are similar or substantially identical to those offered by the Bank during Tiarsmith’s employment with the Bank.

§ 6. Non-Piracy of Employees. Tiarsmith shall have a Forfeiture Event if, during the period of twelve (12) months following her employment termination, Tiarsmith, directly or indirectly: (a) solicits, recruits, or hires (or attempts to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Bank who performed work for the Bank within the last six (6) months of Tiarsmith’s employment with the Bank or who was otherwise engaged or employed with the Bank at the time of such termination of employment of Tiarsmith or (b) otherwise encourages, solicits, or supports any such employees or independent contractors to leave their employment or engagement with the Bank, in either case until such employee or contractor has been terminated or separated from the Bank for at least twelve (12) months.